EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

SMTP, Inc.

We consent to the inclusion in this S-1/A Amendment No. 3 Registration Statement of SMTP, Inc. of our report dated March 29, 2013 on the balance sheets as of December 31, 2012 and 2011 and the related statements of operations, stockholders' equity, and cash flows for the years then ended of SMTP, Inc. appearing in the Prospectus which is part of this S-1/A Amendment No. 3 Registration Statement.

We also consent to the reference to our firm under the caption “Experts” appearing in the Prospectus which is part of this Registration Statement

Houston, Texas

January 29, 2014